NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Jay Devine or
Rebecca Morley
215-568-2525

REPUBLIC FIRST BANCORP, INC. ISSUES $10,800,000 OF
CONVERTIBLE TRUST PREFERRED SECURITIES
TO A GROUP HEADED BY VERNON W. HILL, II and TO HARRY D. MADONNA

Philadelphia, PA, June 10, 2008 – Republic First Bancorp, Inc. (NASDAQ:FRBK) (the “Company”), the holding company for Republic First Bank (“Republic”), today announced that it has completed the issuance of $10.8 million of convertible trust preferred securities in a private placement transaction to a group of four investors led by Vernon W. Hill, II and to Harry D. Madonna, Founder, Chairman and Chief Executive Officer of the Company.  The trust preferred securities provide for a coupon rate of 8% and are convertible into common stock of the Company at the option of the holder upon the occurrence of certain events at a conversion price of $6.50.  The proceeds from the issuance will be used for general corporate purposes and to support future growth.  After completion of the offering, the Tier One Leverage Ratio of the Company will be in excess of 10%.

Vernon W. Hill, II, Founder and Chairman (retired) of Commerce Bancorp. (“Commerce”) and associated individuals purchased $7.8 million of the trust preferred securities, convertible into no more than 9.9% of the common stock of the Company.  Additionally, Mr. Madonna has purchased $3.0 million of the trust preferred securities increasing his beneficial ownership of the Company’s common stock to 9.9%.  Simultaneous with the issuance, the Company and Mr. Hill entered into an agreement pursuant to which Mr. Hill will provide consulting services to the Company for an initial term of four years.  In addition, Mr. Hill has the right to designate one nominee for election to the Board of Directors for each of the Company and Republic.

Mr. Madonna commented:  “With the completion of this issuance and the assistance of Vernon Hill, the Company is now poised to create a major regional commercial and retail bank with a unique brand.  Mr. Hill, with his record of innovation, customer satisfaction, brand building and shareholder value creation, will be an invaluable resource for the future growth and prosperity of the Company.”

Commented Hill:  “Republic First Bank has the foundation and commitment to become another customer favorite and outstanding performer.  There is no reason the new Republic First Bank should not become the next great Philadelphia based success story.  I look forward to working with Harry and his team in building a great company.”

Vernon W. Hill, II founded Commerce in 1973 in Marlton, NJ with an initial capital of $1.5 million.  Commerce has grown to $50 billion in assets in 475 offices in 7 states.  Commerce was recently sold to Toronto-Dominion Bank.

Republic is headquartered in Philadelphia with $1.0 billion in assets, and is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its twelve offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

Sandler O’Neill + Partners, L.P. served as financial advisor to Republic on the issuance.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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